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                                                                   EXHIBIT 10.19

Jeff Hale
312 E. Southfork Drive
Phoenix, Arizona 85048

June 7, 2002

Jeff:

The purpose of this letter is to outline the commitments that were made to you upon joining the Central Freight Lines Team.

A Central Freight Lines, Texas Corporation (Texas Corporation) and a Central Freight Lines, a Nevada Corporation (Nevada Corporation) exist. The Texas Corporation is a wholly owned subsidiary of the Nevada Corporation. You are being hired to be the Chief Financial Officer (CFO) of both these entities.

Your starting date will be June 10, 2002 and your starting base annual salary will be $150,000.00. Upon board of director approval, you will be granted 100,000 stock options in the Nevada Corporation, which will vest 20% per year over 5 years. The grant date will be your date of hire (June 10, 2002).

If your employment is involuntarily terminated for anything other than gross misconduct or you voluntarily terminate your employment because 1) your duties as CFO of either or both of the corporations listed above are materially reduced, 2) your base salary is lowered below its then current level, 3) other benefits are materially reduced, or 4) you are required to involuntarily relocate from the Phoenix, Arizona area, you will be paid a lump sum payment equal to your then current annual salary. The lump sum payment will be paid within 10 days of your termination date.

Any reasonable legal expense on behalf of either party in connection with this agreement will be paid by the Texas Corporation.

We are enthusiastic about our future together and look forward to your written acceptance by signing below.

/s/ Robert V. Fasso
Bob Fasso
CEO
Central Freight Lines, Inc. (Nevada)
Central Freight Lines, Inc. (Texas)


Agreed:

/s/ Jeffrey A. Hale                          Date: June 7, 2002
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Jeffrey A. Hale